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EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (this "Agreement"), dated as of February 18, 2008, is entered into by and between FGX International Inc., a Delaware corporation (the "Company"), and Steven Crellin, a resident of the State of Massachusetts (the "Employee").

RECITALS

        The Company, Magnivision, Inc., a Delaware corporation that was indirectly merged into the Company, and the Employee are parties to a certain Amended and Restated Employment Agreement dated as of September 1, 2005 (the "Original Agreement"). The Company and the Employee desire to amend and restate the Original Agreement to modify certain of the terms and conditions set forth therein.

TERMS OF AGREEMENT

        In consideration of the above recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Employment.    The Company hereby agrees to employ the Employee to serve in the capacities described herein, and the Employee agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth in this Agreement.

        2.    Term.    The Employee's employment by the Company under this Agreement shall commence on September 1, 2005 (the "Commencement Date") and expire on the close of business on August 31, 2008 (the "Expiration Date"). Thereafter, this Agreement shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention to terminate this Agreement thirty (30) days prior to the expiration of the term (each a "Renewal Term" and together with the Initial Term, the "Term"). The Term shall be subject to earlier termination in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, "Termination Date" shall mean the date on which this Agreement is terminated in accordance with the terms of this Agreement.

        3.    Duties and Responsibilities.    During the Term, the Employee shall serve as an Executive Vice President of the Company and of FGX International Holdings Limited, a British Virgin Islands corporation and the indirect parent of the Company ("FGX Holdings"), (FGX Holdings, together with the direct and indirect subsidiaries of FGX Holdings, the "FGX Group"). The Employee shall perform such duties and have such authority as may be assigned and delegated to him from time to time by the Chief Executive Officer or President of FGX Holdings or the Board of Directors of FGX Holdings (the "Board"). The Employee shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability. The Employee shall observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by governmental and regulatory authorities from time to time. The Employee's employment by the Company shall be full-time and exclusive and the Employee agrees that he will devote his full business time, attention and energies to the performance of his obligations hereunder. Notwithstanding the foregoing, the Employee shall be permitted to engage in charitable and civic activities and manage his personal passive investments, provided such personal passive investments are not in a company which engages in a business competitive with any business of the FGX Group and provided that such activities do not individually or collectively interfere with the performance of his duties and responsibilities under this Agreement. The Employee shall be based in the greater Providence, Rhode Island area, subject to such travel as may be necessary to fulfill his obligations under this Agreement.

        4.    Compensation.    As compensation for his services hereunder and in consideration of the covenants set forth in Sections 10, 11, 12, 13, 14 and 15 below, the Company shall pay to the Employee the following compensation, subject to any withholding and other taxes as may be imposed by applicable federal, state or local government authorities and other normal and usual employee deductions:

          (a)    Base Salary.    The Company shall pay to the Employee an annual base salary (the "Base Salary") of Three Hundred Thousand Dollars ($300,000.00) per year during the Term. The Base Salary may be increased from time to time during the Term in the sole discretion of the Board. The Base Salary shall, at a minimum, be reviewed by the Board annually. The Base Salary shall be payable in accordance with the Company's customary payroll practices and procedures and shall be prorated for any partial year during the Term.

          (b)    Bonus.    In addition to the Base Salary, the Employee shall be eligible for payment of a target bonus (the "Bonus") of 50% of the Base Salary on account of the services rendered by him during each calendar year during the Term and the attainment of certain performance goals established by the Board, and the amount of any such bonus shall be payable from time to time during the Term in the sole discretion of the Board. The Bonus shall be subject to increase or decrease in the discretion of the Board.

        5.    [Reserved.]

        6.    Fringe Benefits.    The Employee shall be entitled to participate in all employee benefit plans and programs (including, without limitation, profit sharing, medical, disability and life insurance plans and programs) that the Company establishes and makes generally available from time to time to its employees, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, salary, age and health). The Employee shall also be entitled to receive such fringe benefits and perquisites as may be generally provided by the Company from time to time to its employees, in accordance with the policies of the Company in effect from time to time.

        7.    Paid Time Off.    The Employee shall be entitled to twenty (20) days of paid time off annually in accordance with the Company's paid time off policies in effect from time to time, to be taken at such time(s) as shall not, in the reasonable judgment of the President of the Company, interfere with the Employee's fulfillment of his duties hereunder. The Employee shall be entitled to as many holidays, sick days and personal days as are generally provided by the Company from time to time to its employees in accordance with the Company's policies as in effect from time to time.

        8.    Reimbursement of Expenses.    The Company shall pay or reimburse the Employee for all reasonable travel, entertainment and other expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time provided that (a) such expenditure is of a nature deductible under Section 162 of the Internal Revenue Code (the "Code") on the Federal income tax return of the Company as a business expense and not as deductible compensation to the Employee and (b) Employee provides the Company with such documentary evidence as may in the opinion of the Company be required by the Code or any regulation promulgated thereunder for the substantiation of such expenditure as a deductible business expense of the Company and not as deductible compensation to the Employee. The Employee agrees that, if at any time, any payment made to the Employee by the Company as a business expense reimbursement shall be disallowed as a deductible expense to the Company by the appropriate taxing authorities, the Employee shall reimburse the Company to the full extent of such disallowance.

        9.    Termination.    Notwithstanding anything to the contrary contained in this Agreement, the parties hereto shall have the right, in addition to any other rights and remedies which they may have, to terminate this Agreement and the Employee's employment hereunder as follows:

          (a)    For Cause.    The Company shall have the right to immediately terminate this Agreement and the Employee's employment with the Company hereunder by delivery of written notice to the Employee upon (i) the willful failure of the Employee to follow the good faith directions of the Chief Executive Officer or President of the Company or the executive officer of the Company charged with the supervision of the Employee provided to the Employee consistent with the provisions of this Agreement (other than any such failure resulting from his incapacity due to illness or physical or mental disability which is subject to the provisions of Section 9(c)) after written notice thereof from the Company and a ten (10) day opportunity to cure, (ii) any act by the Employee of fraud or dishonesty, misappropriation or embezzlement, or willful misconduct or gross negligence in connection with the performance of the Employee's duties hereunder, (iii) a breach by the Employee of any provision hereof or of any contractual or legal duty to the Company (including, but not limited to, the unauthorized disclosure of Confidential Information (as defined herein), and non-compliance with the written policies, guidelines and procedures of the Company or any of its affiliates), after written notice thereof from the Company and a ten (10) day opportunity to cure in the event that such breach was not willful, (iv) the commission by the Employee of a felony or a crime involving moral turpitude (including pleading guilty or no contest to such crime or a lesser crime which results from plea bargaining), whether or not such felony, crime or lesser offense was committed in connection with the business of the Company, (v) habitual drunkenness or substance abuse by the Employee or (vi) any act of the Employee which injures or could reasonably be expected to injure the reputation, business or business relationships of the Company.

          (b)    Death.    This Agreement shall automatically terminate in the event of the Employee's death without notice to either party.

          (c)    Disability.    The Company shall have the right to terminate this Agreement and the Employee's employment with the Company hereunder upon not less than thirty (30) days' prior written notice to the Employee in the event that the Employee shall be unable to perform his duties hereunder by virtue of illness or physical or mental disability (from any cause or causes whatsoever) in substantially the manner and to the extent required of him hereunder prior to the commencement of such disability, and the Employee shall fail to perform such duties for periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous three hundred sixty (360) day period ("Disability").

          (d)    Without Cause.    The Company shall have the right to terminate this Agreement and the Employee's employment with the Company at any time without cause on not less than this (30) days' prior written notice to the Employee.

          (e)    Resignation for Good Reason.    Notwithstanding anything to the contrary within this Agreement, if the Company substantially changes the terms and conditions of Employee's employment by either (i) unilaterally reducing his Base Salary or (ii) substantially changing his job responsibilities without his consent, then Employee shall have the right to terminate his employment with the Company for "Good Reason." Prior to doing so, the Employee shall be required to provide notice to the Company in writing of the specific circumstances which the Employee contends justify his resignation for "Good Reason," and the Company shall have fifteen (15) business days in which to cure such changes which led to the Employee's determination to that he had the right to resign for "Good Reason." If the Employee resigns for "Good Reason," he shall be entitled to the severance benefits as if he had been terminated without cause as described in subsection (g) below.

          (f)    Mutual Agreement.    The parties may terminate the Employee's employment with the Company hereunder upon their mutual written consent.

          (g)    Payments Upon Termination.    In the event that the Company shall terminate this Agreement and the Employee's employment with the Company under Section 9(a), (b) or (c) above or the Employee terminates his employment with the Company for any reason prior to the Expiration Date, then the Company shall pay to the Employee (or his heirs and/or personal representatives) the Base Salary earned through the date of termination and shall reimburse the Employee for any expenses for which the Employee is entitled to reimbursement under Section 8 of this Agreement, and the Company shall have no further obligation to the Employee. In the event that the Company shall terminate this Agreement and the Employee's employment with the Company under Section 9(d) above (for a reason other than those covered by Sections 9(a), (b) or (c) above), then the Company shall (i) pay to the Employee the Base Salary earned through the date of termination, when and as the same would have been payable but for such termination, (ii) pay to the Employee the Bonus, if any, that is payable to the Employee pursuant to Section 4(b) above on account of any year preceding the year in which such termination occurs, when and as the same would have been payable hereunder but for such termination, (iii) reimburse the Employee for any expenses for which the Employee is entitled to reimbursement under Section 8 of this Agreement, when and as the same would have been reimbursed but for such termination, (iv) continue to pay to the Employee the Base Salary (as in effect on the last day of his employment with the Company) for a period of twelve (12) months following the date of termination, or if the Company exercises its Noncompete Extension (as defined below) the Company will continue to pay to the Employee the Base Salary (as in effect on the last day of his employment with the Company) for a period of eighteen (18) months, and (v) continue to provide the Employee with those medical, life and disability insurance benefits, if any, which are provided to the Employee on the last day of his employment with the Company for a period of twelve (12) months following his last day of employment with the Company, and the Company shall have no further obligation to the Employee. In the event of termination, the Employee shall make reasonable efforts to mitigate damages by seeking other employment; provided, however, that he shall not be required to accept a position of substantially different character than the highest position held by him with the Company or a position that would cause him to violate the provisions of Section 12 hereunder, nor shall he be required to accept a position in a location which is unreasonable, given the personal circumstances of the Employee. To the extent that the Employee shall receive compensation, benefits and service credit for benefits from such other employment during such twelve (12) month period following the date of termination, the payment to be made and the benefits to be provided by the Company under the provisions of this Subsection 9(g) shall be correspondingly reduced.

          (h)    Change in Control.    In the event that the assets of the Company are sold or substantially divested, and any such successor in interest to the Company does not assume this Agreement, then the Company agrees that the Employee shall be entitled to the severance benefits as if he had been terminated without cause as described in subsection (g) above.

          (i)    Certain Reductions of Payments by the Company.

            (1)   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G(b) of the Code, and thus would result in the Employee incurring an excise tax under Section 4999 of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount, but only if and to the extent that the after-tax value to the Employee of reduced Agreement Payments would exceed the after-tax value to the Employee of the Agreement Payments received by the Employee without application of such reduction. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments' which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 9(e)(i), present value shall be determined in accordance with Section 280G(d)(4) of the Code. Thus, for illustrative purposes only, if the Employee's average W-2 compensation for the five (5) years prior to the year in which a change in control occurs (the "Base Amount") was $500,000, and the value of the payments and benefits that are contingent upon the change in control (the "Parachute Payments") was $1,510,000, the Employee would have an excess parachute payment within the meaning of Section 280G(b) of the Code since the value of the parachute payments ($1,510,000) would be greater than three (3) times the Employee's Base Amount ($1,500,000). The amount of the excess parachute payment would be $1,010,000 (the amount by which the value of the parachute payments exceeds one (1) times the Base Amount), and if the aggregate amount of the parachute payments was not reduced, the Employee would incur an excise tax under Section 4999 of the Code equal to 20% of the excess parachute payment (or $202,000). This excess parachute payment could be avoided if instead, the value of the parachute payments was reduced by $10,001 to $1,499,999 (since the value of the parachute payments then would be less than three (3) times the Base Amount). Since the Employee would receive a greater after tax amount, under the foregoing example, if his parachute payments were reduced by $10,001 (to $1,499,999) than he would if his parachute payments were not reduced and the Employee incurred a $202,000 excise tax (reducing his parachute payments to $1,308,000) on the excess parachute payment, the Employee's parachute payments would be reduced under this provision to $1,499,999 (by $10,001) to avoid any excess parachute payments.

            (2)   All determinations required to be made under this Section 9(e)(i) shall be made by the Company's accountants for the Company's last fiscal year or, at the mutual agreement of the Employee and the Company, any other nationally or regionally recognized firm of independent public accountants (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Employee within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Employee that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. The Employee shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 9(e)(i), provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 9(e)(i) and shall notify the Employee promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 9(e)(i) shall be borne by the Company.

            (3)   As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

        10.    Confidential Information.    The Employee recognizes and acknowledges that he will have access to certain Confidential Information (as defined below) and that such information constitutes valuable, special and unique property of FGX Group. The Employee acknowledges that the Confidential Information is and shall remain the exclusive property of the FGX Group. The Employee agrees that he will not at any time (whether during the Term or at any time thereafter) disclose any Confidential Information to anyone outside the FGX Group, or utilize any Confidential Information for his own benefit or the benefit of any third party without the prior written consent of the Company. The Employee further agrees that all memoranda, disks, files, notes, records or other documents which contain Confidential Information, whether in electronic form or hard copy, and whether created by the Employee or others, which come into his possession, shall be and remain the exclusive property of the FGX Group to be used by the Employee only in the performance of his obligations hereunder. The Employee agrees that the foregoing restrictions shall apply whether or not such information is marked "Confidential," "Proprietary" or otherwise. For purposes hereof, "Confidential Information" shall mean and include all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the FGX Group or their business or operations, including without limitation any trade-secrets or know-how, computer software programs in both source code and object code form, any technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new markets), any operational or management guidelines any cost, pricing or other financial data or projections, the identity and background of any customer, employee, prospect, supplier or investor, and any other information that is to be treated as confidential because of any duty of confidentiality owed by the FGX Group to a third party or any other information that any member of the FGX Group shall, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which (a) was known by the Employee prior to the commencement of his employment with the Company, (b) becomes available to the Employee from a source other than a member of the FGX Group or parties with whom any member of the FGX Group does business that is not bound by a duty of confidentiality to any member of the FGX Group or such other parties or (c) becomes generally available or known in the industry other than as a result of its disclosure by the Employee. In the event that the Employee becomes, on the advice of counsel, legally obligated to disclose any Confidential Information other than to a member of the FGX Group, he will provide the Company with prompt written notice thereof so that the FGX Group may seek a protective order or other appropriate remedy and the Employee will cooperate with and assist the FGX Group in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the FGX Group waives compliance with the provisions of this Section to permit a particular disclosure, the Employee will furnish only that portion of the Confidential Information which he is, on the advice of counsel, legally required to disclose. The Employee agrees to execute such confidentiality agreements that the Board may adopt and/or modify from time to time as a standard form to be executed by employees of the Company.

        11.    Return of Documents and Property.    Upon the termination of the Employee's employment with the Company or at any other time upon the request of the Company, the Employee (or his heirs or personal representatives) (a) shall deliver to the Company all memoranda, disks, flies, notes, records or other documents which contain or are based upon Confidential Information and shall not retain any copies thereof in any format or storage medium (including computer disk or memory) and (b) purge from any computer system in his possession other than those owned by and returned to the Company, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company.

        12.    Noncompetition.    The Employee acknowledges that the members of the FGX Group engage in a competitive business, the Employee's services and responsibilities are unique in character and are of particular significance to the members of the FGX Group, and the Employee's position with the Company will place him in a position of confidence and trust with the customers, suppliers, employees of and investors in the FGX Group. The Employee consequently agrees that it is reasonable and necessary for the protection of the members of the FGX Group and its goodwill and business that the Employee makes the commitments set forth herein. The Employee therefore agrees that during the Term and for a period of eighteen (18) months thereafter (the "Noncompete Period"), he will not as an individual proprietor, partner, shareholder, officer, director, employee, consultant, independent contractor, agent, joint venturer, investor or lender, directly or indirectly, engage anywhere in the United States in the business of providing services relating to the sale or distribution of jewelry, sunglasses, reading glasses or any of their accessories or in any other business engaged in by any member of the FGX Group while the Employee was employed by the Company; provided, however, that the beneficial ownership by the Employee of less than five percent (5%) of the shares of common stock of any other corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 12. Notwithstanding the foregoing, for so long as a majority of the issued and outstanding capital stock of the Company is owned directly or indirectly by Berggruen Holdings, Inc. or one or more of its affiliates or a representative of Berggruen Holdings, Inc. or one or more of its affiliates is on the Board (or any entity owning a majority of the issued and outstanding shares of the Company, whether directly or indirectly) the Company shall have the right to extend the Noncompete Period for an additional six (6) months for a total of twenty-four (24) months (the "Noncompete Extension") by delivering to Employee written notice of such decision prior to termination of the original eighteen (18) month Noncompete Period.

        13.    Non-Solicitation of Employees.    The Employee agrees that he will not during the Noncompete Period, directly or indirectly, employ or permit any company or business directly or indirectly controlled by him to employ, any person who is, or at any time during the preceding twelve month period, was an employee of any member of the FGX Group, or induce, persuade or seek to induce or persuade any such person to leave his employment with any member of the FGX Group.

        14.    Non-Disparagement.    The Employee agrees that at all times during and after the Term, the Employee will not engage in any conduct that is injurious to the reputation or interests of any member of the FGX Group, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about any member of the FGX Group, or any of their respective, directors, officers, employees or agents, or their respective operations, financial condition, prospects, content, products or services.

        15.    Intellectual Property.

          (a)    Ownership of Developments.    The Employee acknowledges that all original works of authorship, inventions, improvements, discoveries, developments, concepts, software (including, without limitation, images, text, source code, object code, html code and scripts), databases and trade secrets and other original works, and any upgrades, modifications, improvements or enhancements to the foregoing and any related patents, patent applications, copyrights and copyright applications, which are created, made, conceived, developed or reduced to practice by the Employee or under his or her direction or jointly with others during the Term or within one (1) year thereafter (whether or not during normal working hours, on the premises of the Company or using Company's equipment or Confidential Information), which relate to the present or anticipated business activities of the FGX Group (all of which are collectively referred to as "Developments") are and shall remain the sole and exclusive property of the Company, and all right, title and interest therein, whether or not used by the Company, shall, from the inception of development, be exclusively and perpetually the property of the Company. Unless otherwise agreed to in writing by the Company, nothing in this or any agreement or in the course of dealing between the Employee and the Company shall be construed to grant the Employee or his affiliates any ownership right, title or interest in or license to any of the Developments. The Employee acknowledges that all Developments made by the Employee (solely or with others) within the scope of the Employee's employment and winch are protectable by copyright are "works made for hire" within the meaning of the U.S. Copyright Act and any other U.S. and foreign laws relating to intellectual property. To the extent that any Developments shall not be deemed "works made for hire", the Employee hereby irrevocably assigns to the Company any of his worldwide right, title or interest in and to all Developments and all intellectual property rights, including but not limited to all worldwide copyrights, trade secrets, patent rights and trademark rights, in and to all of the Developments, and any extensions and renewals thereof.

          (b)    Obligations of the Employee.    The Employee shall (i) promptly notify, make full disclosure to, and execute and deliver any documents requested by, the Company, to evidence or better assure title to all Developments in the Company, as so requested, (ii) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Developments and all other property owned or licensed by any member of the FGX Group, (iii) assist the members of the FGX Group in obtaining, maintaining and enforcing for itself at its own expense United States and foreign patents, copyrights, trademark, trade secret or other protection of any and all Developments and (iv) promptly execute, whether during his employment with the Company or thereafter, all applications, endorsements or other documents necessary or appropriate to maintain patents and other rights for any member of the FGX Group and to protect the title of the members of the FGX Group thereto, including but not limited to assignments of such patents, copyrights, trademark, trade secrets and other rights in accordance with Subsection (c) below.

          (c)    Patent and Copyright Registrations.    The FGX Group and their nominees shall have the right to use and apply for common law and statutory protections of all Developments in any and all countries and jurisdictions. Furthermore, the Employee agrees to assist the members of the FGX Group or their designees, at the FGX Group's expense, in every proper way to secure the FGX Group's rights in the Developments and any patents, copyrights, trademark and mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the FGX Group, their successors, assigns and nominees the sole and exclusive right, title and interest in and to such Developments, including all rights associated with works of authorship throughout the world, any copyrights, patents, mask work rights, trade secrets, or other intellectual property rights relating thereto or analogous to those set forth herein. The Employee further agrees that his obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement. If the FGX Group is unable because of the Employee's mental or physical incapacity, his refusal or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, which designation and appointment is coupled with an interest, to act for and on his behalf and stead, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee. The foregoing rights shall also apply to any divisions, continuations, renewals, reissues and extensions of the foregoing, as applicable, now existing or hereafter filed, issued or acquired.

          (d)    Prior Inventions Retained and Licensed.    Attached hereto as Exhibit B is a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were created, made, conceived, developed or reduced to practice by the Employee prior to his employment with the Company which relate to the present or anticipated business activities of the FGX Group(collectively, the "Prior Inventions"). The Prior Inventions shall belong to the Employee and shall not be assigned to the Company hereunder. If no such Prior Inventions are listed on Exhibit B, the Employee represents that there are no such Prior Inventions. If in the course of his employment with the Company, the Employee incorporates into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

          (e)    Inventions Assigned to the United States.    The Employee agrees to assign to the United States government all his right, title, and interest in and to any and all Developments whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

          (f)    Maintenance of Records.    The Employee agrees to keep and maintain adequate and current written records of all Developments made by the Employee (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

        16.    Enforceability of Restrictive Covenants.    The Employee hereby acknowledges that the restrictions on his activity contained in Sections 10, 11, 12, 13, 14 and 15 are necessary for the reasonable protection of the members of the FGX Group and are a material inducement to the Company entering into this Agreement and the Option Agreement. The Employee further acknowledges that a breach or threatened breach of any such provisions would cause irreparable harm to the members of the FGX Group for which there is no adequate remedy at law. The Employee agrees that in the event of any breach or threatened breach of any provision contained in Section 10,

11, 12, 13, 14 or 15 of this Agreement, the Company shall have the right, in addition to any other rights or remedies it may have, to seek injunctive relief without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law. The parties acknowledge that (a) the time, scope, geographic area and other provisions contained in Sections 10, 11, 12, 13, 14 and 15 are reasonable and necessary to protect the goodwill and business of the Company, (b) the customers of the Company may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area and (c) the restrictions contained in Sections 10, 11, 12, 13, 14 and 15 will not prevent him from being employed or earning a livelihood. If any covenant contained in Section 10, 11, 12, 13, 14 or 15 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made. In the event that the Company shall bring any action, suit or proceeding against the Employee for the enforcement of this Agreement, the calculation of the Noncompete Period shall not include the period of time commencing with the filing of the action, suit or proceeding to enforce this Agreement through the date of the final judgment or final resolution (including all appeals, if any) of such action, suit or proceeding. The existence of any claim or cause of action by the Employee against any member of the FGX Group predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of any provision of Section 10, 11, 12, 13, 14 or 15.

        17.    Section 409A.    To the extent that the Employee otherwise would be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on the Expiration Date that would be subject to the additional tax imposed under Section 409A of the Code ("Section 409A"), (x) the payment shall not be made to the Employee during such six month period and (y) the payment, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code shall be paid to the Employee on the earlier of the six-month anniversary of the Expiration Date or the Employee's death or Disability. Similarly, to the extent that the Employee otherwise would be entitled to any benefit (other than a payment) during the six months beginning on the Expiration Date that would be subject to the Section 409A additional tax, the benefit shall be delayed and shall begin being provided (together, if applicable, with an adjustment to compensate the Employee for the delay) on the earlier of the six-month anniversary of the Expiration Date, or the Employee's death or Disability.

        18.    Limited Arbitration.    In the event that the Employee is terminated by the Company hereunder for Cause, the Employee shall have the right to give notice to the Company of his decision to arbitrate whether or not such termination was for Cause or without Cause, provided that the Employee provides the Company with written notice of his intent to arbitrate such dispute within thirty (30) days of the date of termination. Each party shall select one arbitrator, and the two arbitrators thereby selected shall select a third arbitrator. The arbitration shall take place in Providence County, Rhode Island or such other place as the parties shall agree, under the then-current Commercial Arbitration Rules of the American Arbitration Association. The decision of a majority of the three arbitrators will be final and binding on the parties to this Agreement. The arbitrators will only have the authority to determine whether such termination was for Cause or without Cause, and will not have the authority to award any damages whatsoever. Following such decision, the parties agree that all of the terms of this Agreement shall continue to govern the parties, including, without limitation, the restrictive covenants in Sections 10 through 15 and any severance payments or benefits, if any, to be provided by the Company to the Employee.

        19.    Conflict.    The Employee hereby represents and warrants to the Company that neither the execution or delivery of this Agreement by him nor the performance by him of his duties hereunder shall constitute a default, breach or violation of any understanding, contract or commitment, written or oral, express or implied, to which the Employee is a party or to which the Employee is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer. The Employee hereby agrees to indemnify and hold the Company harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys fees and expenses) incurred by the Company in connection with any default, breach or violation by the Employee of any such understanding, contract or commitment.

        20.    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that the Employee may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company (which may be granted or withheld in the Company's sole and absolute discretion).

        21.    Entire Agreement.    This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any and all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, including, without limitation, that certain Employment Agreement dated as of March 1, 1997 between American Greetings Corporation and the Employee, as assigned to Magnivision, Inc. as of July 29, 2004 (the "Prior Agreement"), that certain Employment Agreement dated as of October 1, 2004 between Magnivision Inc. and the Employee (the "2004 Agreement"), the Original Agreement and all such prior agreements, understandings, arrangements, promises and commitments, including, without limitation, the Prior Agreement, the 2004 Agreement and the Original Agreement, are hereby canceled and terminated. The Employee hereby acknowledges that any compensation or benefits the Employee otherwise may have been entitled to under the Prior Agreement, the 2004 Agreement and the Original Agreement are hereby waived. The Company hereby acknowledges that any rights of Magnivision or obligations of the Employee under the Prior Agreement, the 2004 Agreement and Original Agreement are hereby waived.

        22.    Amendment.    This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of such amendment, supplement or modification is sought.

        23.    Survival.    The provisions of Sections 9 through 33 hereof shall survive the termination or expiration of this Agreement.

        24.    Notices.    Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mail, postage prepaid if mailed by U S. certified or registered mail, or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

    If to the Employee, to the address
    set forth below his name on the
    signature page hereto.

    If to the Company, to:

    FGX International Inc.
    Attention: CEO
    500 George Washington Highway
    Smithfield, Rhode Island 02917

Any party may change the address to which notice shall be sent by giving notice of such change of address to the other parties in the manner provided above.

        25.    Waivers.    The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement.

The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

        26.    Governing Law and Jurisdiction.    This Agreement shall be construed in accordance with and governed by the laws of the State of Rhode Island applicable to contracts executed and to be wholly performed within such State (without regard to the choice of law provisions thereof). Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Rhode Island sitting in Providence County, Rhode Island and of the United States District Court for the District of Rhode Island for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts (except as set forth in Section 18 above). Each party further agrees that any service of process, summons, notice or document sent by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        27.    Severability.    If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

        28.    Assignment.    The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties. Notwithstanding anything contained herein to the contrary, the Company shall have the right to assign this Agreement to any member of the FGX Group or any third party who acquires the Company or substantially all of the assets of the Company. Except as otherwise set forth in this Agreement, neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

        29.    Third Party Beneficiaries.    Each of the parties hereto agree that each member of the FGX Group is and shall be deemed an intended third party beneficiary of the Company's rights under Sections 10 through 16 of this Agreement with full rights to enforce the provisions thereof as if a signatory hereto.

        30.    Section Headings.    Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

        31.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        32.    Number of Days.    In computing the number of days for purposes of this Agreement; all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day should be deemed the next day which is not a Saturday, Sunday or such holiday.

        33.    Attorneys' Fees.    In any action brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party to the action or proceeding. For purposes of this Agreement, the "prevailing party" shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment, arbitration or otherwise, and "attorneys' fees" shall include, without limitation, the actual attorneys' fees incurred in retaining counsel for advice, negotiations, suit, or other legal proceeding, including mediation and arbitration.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

FGX INTERNATIONAL INC.
By:	/s/ Alec Taylor Name: Alec Taylor Title: Chief Executive Officer
EMPLOYEE
By:	/s/ Steven Crellin Name: Steven Crellin Address: 10 Hales Pond Lane Wrentham, MA 02093

EXHIBIT B

PRIOR INVENTIONS

EXECUTIVE EMPLOYEE BENEFITS

  1.
  Pre-Tax Medical—eligible the 1st of the month following 30 days of employment. Open Enrollment is January of each year.

  2.
  Pre-Tax Dental—eligible the 1st of the month following 30 days of employment. Open Enrollment is January of each year.

  3.
  Life Insurance after 30 days of employment. This benefit is company paid and pays two times annual salary over $60,000 up to an aggregate of $400,000. Supplemental units of this life insurance for spouse and children will soon be available through payroll deductions.

  4.
  401K Plan eligible the 1st of the month

  (4)
  . The company will match 25% of the first 6% of salary deducted by eligible employees. Also eligible for such other deferred compensation and/or savings plans generally offered to executives of the Company.

  5.
  Paid Time Off "PTO." Twenty (20) Days per year based on the Company's PTO policy.

  6.
  Company Paid Long Term Disability for salary of $75,000 and over.

  7.
  Vision Reimbursement of up to $100 per year for the purchase of eyeglasses or contacts for the employee as well as each family member enrolled in the company's healthcare plan.

  8.
  Annual auto allowance of $11,400.00 paid weekly to begin upon termination of Magnivision automobile lease.

        These Executive Employee Benefits may be modified or changed by the Company from time to time at the discretion of the Board.

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  EXHIBIT 10.2